CONFIDENTIAL TREATMENT	Execution

Opening Transaction – Call

To:	The Interpublic Group of Companies, Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention:	Ellen Johnson, Treasurer
Telephone No.:	(212) 704-1220
Facsimile No.:	(212) 704-2229

Re: Capped Call Transaction

Reference: Bank to provide.

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Bank”) and you (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction. The Transaction is subject to early unwind if the closing of the Units offering consisting of Warrants issued by Counterparty and Floating Rate Credit Linked Notes issued by ELF Special Financing Ltd. due June 15, 2009 (the “Units”) is not consummated for any reason, as set forth below in Section 9(i). “Warrant Agreement” means the Warrant Agreement, to be dated as of the Effective Date, between Counterparty and the Warrant Agent named therein, and shall not reflect any amendment, modification, supplement or waiver thereto following the issuance of the Units. Counterparty shall provide Bank with a copy of the executed Warrant Agreement on the Effective Date. Notwithstanding the foregoing, references herein to provisions of the Warrant Agreement are based on the description of the Warrant Agreement set forth in the Offering Memorandum of Counterparty and ELF Special Financing Ltd., dated as of June 6, 2006, in respect of $712,500,000 in the aggregate of Floating Rate Convertible Series A Units due 2009 and Floating Rate Convertible Series B Units due 2009 (the “Offering Memorandum”). If any relevant provisions of the Warrant Agreement differ in any material respect from those described in the Offering Memorandum, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

A subsidiary of J.P. Morgan Chase & Co.

Organized as a national bank association with limited liability under the United States National Bank Act.

Registered in England branch number BR000746. Authorised by the FSA.

Registered branch address 125 London Wall, London, EC2Y 5AJ.

Head office 270 Park Avenue, New York, USA.

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1.      This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”) as if Bank and Counterparty had executed an agreement in such form (without any Schedule except for the election of “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement and any other elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.      The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 6, 2006
Effective Date:	The closing date of the offering of the Units.
Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European
Option Type:	Call
Buyer:	Counterparty
Seller:	Bank
Shares:	The common stock of Counterparty, par value USD 0.10 per Share (Exchange symbol “IPG”).
Number of Options:	For each Component, as provided in Annex A to this Confirmation.
Purchase Agreement:	Purchase Agreement dated as of June 6, 2006 between Counterparty, ELF Special Financing Ltd. and Morgan Stanley & Co. Incorporated as representative of the Initial Purchasers.
Uncapped Warrants:	The Uncapped Warrants issued by Counterparty in connection with the offering of the Units, having an Exercise Price of USD 11.91.
Option Entitlement:	One Share per Option
Strike Price:	USD 11.91 per Option
Cap Price:	USD 14.38 per Option

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Premium:	USD * in aggregate for all Components.
Premium Payment Date:	The Effective Date
Exchange:	New York Stock Exchange
Related Exchange:	All Exchanges
Procedures for Exercise:
In respect of any Component:

Expiration Time:	The Valuation Time
Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Trading Day, the next following Trading Day that is not already an Expiration Date for another Component); provided that if a Trading Day in respect of any Component has not occurred by the twentieth consecutive Scheduled Trading Day following the last Expiration Date specified in Annex A, such twentieth Scheduled Trading Day shall be deemed to be the Expiration Date for all such Components and the Calculation Agent shall determine the VWAP Price for such Expiration Date in a commercially reasonable manner. Sections 6.3, 6.4 and 6.6 of the Equity Definitions shall not apply to this Transaction.

Automatic Exercise:

Applicable; and means that each Option will be deemed to be automatically exercised at the Expiration Time on the Expiration Date unless Counterparty notifies Bank (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Trading Day:

“Trading Day” has the meaning provided in the Warrant Agreement as described in the Offering Memorandum under “Description of the Warrants—Exercise and Settlement of Warrants—Settlement in Cash” provided that the Calculation Agent shall, in consultation with the parties, determine whether or not a Trading Day has occurred.

Bank’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Bank.
Valuation Date:	Each Exercise Date.

* Refers to material omitted pursuant to a request for confidential treatment. This material has been filed separately with the Commission.

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Settlement Terms:
Settlement Method Election:

Applicable; provided that (i) Counterparty may elect Cash Settlement in part and Net Share Settlement in part and (ii) the percentage of Options to which Cash Settlement applies (the “Cash Settlement Percentage”) shall be the same for all Components and shall be specified by Counterparty when it makes its election.

Notwithstanding anything to the contrary herein, prior to Counterparty notifying Bank that the 2004 Credit Agreement has been terminated, Counterparty shall be deemed to have elected that Cash Settlement apply in full to any Option exercise and to have not elected that the Share Termination Alternative apply to any Payment Obligation. “2004 Credit Agreement” means the 3-Year Credit Agreement, dated as of May 10, 2004, as amended and restated as of September 27, 2005 and further amended as of September 30, 2005 and October 17, 2005, among Counterparty, the banks, financial institutions and other institutional lenders parties thereto and Citibank, N.A., as administrative agent for the lenders.

The definition of “Settlement Method Election” in Section 7.1 of the Equity Definitions is hereby amended by (i) inserting “or Net Share Settlement” after “Cash Settlement” in the sixth line, (ii) deleting the words “or Physical Settlement” in the sixth and seventh lines, (iii) deleting the words “oral telephonic notice if practicable, and otherwise” from the phrase in the last parenthesis of the first sentence, (iv) deleting the phrase “and the Electing Party will execute and deliver to the other party or, if applicable, such agent, a written confirmation confirming the substance of any telephonic notice within one Scheduled Trading Day of that notice” in the second sentence and (v) deleting the third sentence of Section 7.1.

Electing Party:	Counterparty
Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the first scheduled Expiration Date
Default Settlement Method:	Net Share Settlement

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Net Share Settlement:

On the Settlement Date, Bank shall deliver to Counterparty a whole number of Shares equal to the aggregate Number of Shares to be Delivered for all Components to the account specified herein, free of payment through the Clearance System, and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to the Settlement Date. The Number of Shares to be Delivered shall be delivered by Bank to Counterparty no later than 12:00 noon (local time in New York City) on the Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, a number of Shares equal to (x) the Option Cash Settlement Amount for such Exercise Date (determined as if Cash Settlement with the modifications provided for in this Confirmation were applicable to all of the Options) divided by (y) the VWAP Price for such Exercise Date multiplied by (z) 100% minus the Cash Settlement Percentage.

VWAP Price:

For any day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IPG <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such day (or if such volume-weighted average price is unavailable, the market value of one Share on such day, as determined by the Calculation Agent).

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Bank is obligated to deliver Shares hereunder.

Settlement Date:	In respect of all Components, the date one Settlement Cycle following the last Exercise Date.
Cash Settlement:

If applicable, settlement shall occur in accordance with Section 8.1 of the Equity Definitions, except that Cash Settlement Payment Date for all Components shall be the Settlement Date; provided that, if Cash Settlement is applicable in part, the Option Cash Settlement Amount for each Exercise Date shall be the Option Cash Settlement Amount (determined as if Cash Settlement with the modifications provided for in this Confirmation were applicable to all of the Options) multiplied by the Cash Settlement Percentage.

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Strike Price Differential:	For any Component, an amount equal to the lesser of: (i) the greater of (a) the VWAP Price minus the Strike Price and (b) zero; and (ii) the Cap Price minus the Strike Price.
3. Additional Terms applicable to the Transaction:
Adjustments:
In respect of any Component:
Method of Adjustment:
Warrant Adjustment	Calculation Agent Adjustment for any Potential Adjustment Event consisting of a reclassification of the Shares (other than a reclassification resulting solely from a change of the par value of the Shares or a reclassification resulting from a Merger Event). If any event covered by the sections of the Warrant Agreement containing the provisions described in the Offering Memorandum under “Description of the Warrants-Adjustments to Warrants” (other than any discretionary adjustment to the terms of the Warrants as described in the fourth paragraph from the end of the aforementioned section of the Offering Memorandum (i.e., the paragraph commencing with “IPG may from time to time... ”)) occurs (whether or not such event constitutes a Potential Adjustment Event as defined in Section 11.2 of the Equity Definitions), the Calculation Agent shall adjust the Strike Price, Cap Price and Option Entitlement in the manner set forth the rein (as if any references to the "Strike Price" or "Exercise Price", the "Cap Price" and the “Warrant Multiplier” therein were to the Strike Price, the Cap Price and the Option Entitlement referred to herein); provided that in the event Issuer distributes (such distribution, a “Spinoff ”) to holders of Shares shares of common stock of a subsidiary of the Issuer (such shares, “Spinoff Shares” and the issuer of such Spinoff Shares, the “Spinoff Issuer ”), then: (i) if the Spinoff Issuer is, or as a result of the Spinoff becomes no later than the first Exchange Business Day following the Spinoff, a Publicly Traded Entity (as defined below), (A) the Calculation Agent shall modify the terms of each Component in order to make it relate to a Basket consisting of Shares and Spinoff Shares and shall make any adjustments to account for such Spinoff as are reasonably necessary to preserve the original economic intent of this Transaction, (B) each Component shall be treated as a Share Basket Transaction as of the effective date of the Spinoff and (C) if a Spinoff is

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effected with respect to more than one kind of Spinoff Shares at a time, the Calculation Agent shall follow the foregoing procedure with appropriate modifications and adjustments to accommodate additional Spinoff Shares, and (ii) if the Spinoff Issuer is not, or as a result of the Spinoff does not become within such period, a Publicly Traded Entity, then such Spinoff shall be treated as a Potential Adjustment Event for purposes of this Transaction.

For the avoidance of doubt, the Calculation Agent shall not make any adjustment to this Transaction in respect of any Potential Adjustment Event (other than a reclassification of the type referred to above) not covered by the sections of the Warrant Agreement containing the provisions described in the Offering Memorandum under “Description of the Warrants—Adjustments to Warrants”.
Publicly Traded Entity:	An entity whose common stock is listed, traded or is quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or their respective successors).

Extraordinary Events:
Consequences of Merger Events:

Modified Calculation Agent Adjustment; provided that if an event described in the second clause of the definition of “Fundamental Change” in the Warrant Agreement (as described in the second bullet point of the definition of “Fundamental Change” in the Offering Memorandum under “Description of the Notes—Repurchase at the Option of Noteholders Upon a Fundamental Change”) that also constitutes a Merger Event occurs, then (A) the Calculation Agent shall, no later than the 10th Scheduled Trading Day prior to the Merger Date, provide Counterparty with its best estimate of (x) the adjustments that it would make pursuant to the Modified Calculation Agent Adjustment method as a result of such Merger Event if such method applied, (y) the adjustments that it would make pur suant to the Modified Calculation Agent Adjustment method as a result of such Merger Event if such method applied and Counterparty requested that the provisions of the paragraph immediately following this paragraph not apply, and (z) the amount that would be calculated pursuant to Section 12.7(b) of the Equity Definitions as a result of such Merger Event if the Cancellation and Payment (Calculation Agent Determination) method applied thereto, and (B) Counterparty may, by notice to Bank (by telephone or in writing) on or prior to the third Scheduled Trading Day prior to the Merger Date, elect that Cancellation and Payment (Calculation Agent Determination) shall apply to any or all of the Options. Modified Calculation Agent Adjustment shall apply to any Options in respect of which Counterparty does not elect that Cancellation and Payment shall apply. For the avoidance of doubt, any determination of a Cancellation and Payment amount shall be made without regard to any adjustments that would have been made pursu ant to Modified Calculation Agent Adjustment.

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In respect of any Options to which “Modified Calculation Agent Adjustment” applies pursuant to the preceding paragraph, the Calculation Agent shall (i) make adjustments to the Strike Price, the Option Entitlement, the Number of Options and the definition of “Shares” hereunder substantially identical to the corresponding adjustments made to the Uncapped Warrants as a result of the Merger Event, and (ii) make such adjustment to the Cap Price as the Calculation Agent determines appropriate to account for the economic effect on the Options of such Merger Event; provided, however, that if (x) the Calculation Agent determines that such adjustments would not produce a commercially reasonable result, or (y) Counterparty requests that this paragraph not apply, then the Calculation Agent shall make adjustments resulting from such Merger Event as provided in Section 12.2(e) of the Equ ity Definitions and this paragraph shall not apply.
Tender Offer:	Inapplicable
Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

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Additional Disruption Events:
(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.
(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Applicable
Hedging Party:	For all applicable Additional Disruption Events, Bank
Determining Party:	For all applicable Additional Disruption Events, Bank
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
4. Calculation Agent:	Bank. The Calculation Agent shall deliver, within two Scheduled Trading Days of a request by either party, a written explanation of any calculation, determination or adjustment made by it, and including, where applicable, the methodology and data applied.
5. Account Details:
(a) Account for payments to Counterparty:
Citibank, N.A. ABA# 021000089 For Account of The Interpublic Group of Companies, Inc. A/C # 3075-4321
Account for delivery of Shares to Counterparty:
To be advised prior to delivery.
(b) Account for payments to Bank:
JPMorgan Chase Bank, National Association, New York ABA:021 000 021 Favor: JPMorgan Chase Bank, National Association.- London A/C: 0010962009 CHASUS33
Account for delivery of Shares from Bank:
DTC 060
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party
The Office of Bank for the Transaction is: New York
JPMorgan Chase Bank, National Association London Branch P.O. Box 161 60 Victoria Embankment London EC4Y 0JP England

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	To:	The Interpublic Group of Companies, Inc. 1114 Avenue of the Americas New York, New York 10036
	Attn:	Treasurer
	Telephone:	(212) 704-1220
	Facsimile:	(212) 704-2229

with a copy to:

	Attn:	General Counsel
	Telephone:	(212) 704-1200
	Facsimile:	(212) 704-2236

(b)	Address for notices or communications to Bank:

	To:	JPMorgan Chase Bank, National Association 277 Park Avenue, 11th Floor New York, NY 10172
	Attn:	Nathan Lulek EDG Corporate Marketing
	Telephone:	(212) 622-2262
	Facsimile:	(212) 622-8091

8.	Representations, Warranties and Agreements of Counterparty:

Counterparty represents and warrants to and for the benefit of, and agrees with, Bank as follows:

(a)           Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)           Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”).

(c)           On the Trade Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(d)           Counterparty is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”)).

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(e)           Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(f)            On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(g)           Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(h)           Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Bank to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from Bank will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(i)            Counterparty understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank (other than any Credit Support Provider of Bank) or any governmental agency.

(j)            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

9. Other Provisions:

(a)           Opinion. Counterparty shall deliver to Bank (i) an opinion of internal counsel, dated as of the Effective Date and reasonably acceptable to Bank in form and substance, with respect to Counterparty’s existence and its power and authority to enter into this Transaction and (ii) an opinion of external counsel, dated as of the Effective Date and reasonably acceptable to Bank in form and substance, on such matters as separately agreed between Counterparty and Bank on the Trade Date.

(b)           Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 400,000,000 (in the case of the first such notice) or (ii) thereafter, more than 5,000,000 less than the number of Shares included in the immediately preceding Repurchase Notice.

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(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 9(l) below, Bank shall owe Counterparty any amount pursuant to Section 12.2 or 12.3 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Bank shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Bank and Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(d)           Regulation M. Counterparty was not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(e)           No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

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(f)           Board Authorization. This Transaction was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchase of Shares to be made pursuant hereto.

(g)           Transfer or Assignment. Bank may transfer or assign its rights and obligations hereunder and under the Agreement, in whole but not in part, to any of its Affiliates with the consent of Counterparty, which consent shall not be unreasonably withheld or delayed if (i) (A) if Bank has a Credit Support Provider, Counterparty shall have received a duly executed full unconditional guarantee by Bank’s Credit Support Provider, in favor of Counterparty, of the obligations of such Affiliate substantially in the form of the guarantee provided by Bank’s Credit Support Provider hereunder, or (B) if Bank does not have a Credit Support Provider, the creditworthiness of such Affiliate is satisfactory to Counterparty, and (ii) such transfer complies with the Transfer Conditions.

If (x) the “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) of Bank and its Affiliates of Shares beneficially owned in connection with Bank’s hedging of this Transaction (the “Beneficial Ownership Percentage”) exceeds 8% of Counterparty’s outstanding Shares and (y) in the good faith, reasonable judgment of Bank based upon advice of counsel and as a result of events occurring after the Trade Date, Bank reasonably determines that it would be inadvisable for it or its Affiliates to engage in alternative hedging transactions which would enable them to reduce the Beneficial Ownership Percentage other than by transfer, assignment or termination, then Bank, in its discretion, (i) shall have the right to transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any third party, so long as such third party has a long-term credit rating equal to or better than A1 by Moody’s Investors Service, Inc. and A+ by Standard & Poor’s Ratings Services or their respective successors (or is guaranteed by a party that satisfies this condition) and such transfer complies with the Transfer Conditions, and (ii) if Bank is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Bank such that the Beneficial Ownership Percentage is reduced to 8% or less, Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Beneficial Ownership Percentage following such partial termination will be approximately equal to 8%. In the event that Bank so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

“Transfer Conditions” means that: (i) Counterparty shall have received a duly executed acceptance and assumption by the transferee of the obligations under this Transaction in a form satisfactory to Counterparty; (ii) Counterparty will not, as a result of the transfer, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount in respect of which Counterparty would have been required to pay to Bank in the absence of the transfer and (B) Counterparty will not, as a result of the transfer, receive from the transferee on any payment date an amount (after taking into account any additional amount payable under Section 2(d)(i)(4) of the Agreement) less than the amount which Counterparty would have received from Bank in the absence of such transfer as a result of any deduction or withholding f or or on account of any Tax (as such term is defined in the Agreement) under Section 2(d)(i); and (iii) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of the transfer.

(h)           Staggered Settlement. Bank may, if Net Share Settlement is applicable, by notice to Counterparty prior to the Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

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(i)         in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates or delivery times; and

(ii)          the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date.

(i)            Early Unwind. In the event the sale by Counterparty of the Units is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on June 13, 2006 (or such later date as agreed upon by the parties, which in no event shall be later than the date specified for this purpose in the Purchase Agreement) (June 13, 2006 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Counterparty thereunder shall be cancelled and terminated and (ii) if the failure to consummate the sale of the Units results from a breach by Counterparty of any representation of or any undertaking by Counterparty contained in the Purchase Agreement, Counterparty shall pay to Bank an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Bank’s reasonable hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Bank or its affiliates in connection with such reasonable hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. The amount of any such reimbursement shall be determined by Bank in its reasonable good faith discretion. Bank shall notify the Company of such amount, including, upon Counterparty’s request, an explanation of the basis of determination of such amount, and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Bank and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged. For the avoidance of doubt, this Section 9(i) shall become effective as of the Trade Date and shall remain in effect whether or not the Effective Date of the Transaction occurs.

(j)            Designation of Agent. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing the Bank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, the Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. The Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k)          Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

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(l)            Setoff. Except as provided in this Section 9(l), obligations under this Transaction shall not be set off by Bank against any other obligations of Counterparty, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Upon the occurrence of an Early Termination Date, Bank shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Bank under any other agreement between Bank and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Bank shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind; and provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(m)          Securities Contract; Swap Agreement. Each of Bank and Counterparty agrees and acknowledges that Bank is a “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(n)           Governing Law. New York law.

(o)           Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)           Right to Extend. Bank may postpone any date of delivery by Bank, with respect to some or all of the Options, if Bank reasonably determines that such extension is reasonably necessary to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(q)           Registration. Counterparty hereby agrees that if, in the good faith, reasonable judgment of Bank based upon advice of counsel and as a result of events occurring after the Trade Date, the Shares (the “Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Bank without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of an un derwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Bank, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Bank a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Bank, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(q) shall apply at the election of Counterparty; (ii ) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Bank, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Hedge Shares from Bank), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Bank at the VWAP Price on such Exchange Business Days, and in the amounts, reasonably requested by Bank.

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(r)            Termination Currency. United States Dollars.

(s)           Cancellation and Payment. Upon the occurrence of an event described in the second clause of the definition of “Fundamental Change” in the Warrant Agreement (as described in the second bullet point of the definition of “Fundamental Change” in the Offering Memorandum under “Description of the Notes—Repurchase at the Option of Noteholders Upon a Fundamental Change”) that also constitutes a Merger Event, Counterparty may elect for Cancellation and Payment (Calculation Agent Determination) to apply to all or any part of the Options as of the Merger Date. Notwithstanding anything to the contrary in this Confirmation or Section 12.7(b) of the Equity Definitions, in determining any amount payable in respect of a Cancellation and Payment, the value of this Transaction shall be determined based on the volatility, expected dividend yield and stock loan rate of the Shares assuming that no Fundamental Change had occurred or been announced. If any amount is payable by Bank to Counterparty in connection with such a Cancellation and Payment, Counterparty may elect for such payment to be satisfied by the delivery one Settlement Cycle following the 30th Trading Day referred to in clause (ii) below of a number of Shares equal to (i) the amount payable in connection with the Cancellation and Payment divided by (ii) the sum of the VWAP Prices for the Shares (or, if applicable, the value of the “Units of Reference Property” (as defined in and determined in accordance with the sections of the Warrant Agreement containing the provisions described in the Offering Memorandum under “Description of the Warrants—Recapitalizations, Reclassifications and Changes to IPG Common Stock”) on each of the 30 Trading Days following the date of such Cancellation and Payment divided by 30.

(t)            Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Bank be entitled to receive, or be deemed to receive, any Shares to the extent (but only to the extent) that receipt of such Shares by Bank would result in Bank’s “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) being equal to or greater than 9.0% or more of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Bank gives notice to Counterparty that such delivery would not result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

(u)           Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

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                Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,
J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association
By: /s/ J.P. Morgan Securities Inc.
Authorized Signatory
Name:

Accepted and confirmed

as of the Trade Date:

The Interpublic Group of Companies, Inc.

By: /s/ The Interpublic Group of Companies, Inc.

Authorized Signatory

Name:

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Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1.	323,487	June 18, 2009
2.	323,487	June 19, 2009
3.	323,487	June 22, 2009
4.	323,487	June 23, 2009
5.	323,487	June 24, 2009
6.	323,487	June 25, 2009
7.	323,487	June 26, 2009
8.	323,487	June 29, 2009
9.	323,487	June 30, 2009
10.	323,487	July 1, 2009
11.	323,487	July 2, 2009
12.	323,487	July 3, 2009
13.	323,487	July 6, 2009
14.	323,487	July 7, 2009
15.	323,487	July 8, 2009
16.	323,487	July 9, 2009
17.	323,487	July 10, 2009
18.	323,487	July 13, 2009
19.	323,487	July 14, 2009
20.	323,487	July 15, 2009
21.	323,487	July 16, 2009
22.	323,487	July 17, 2009
23.	323,487	July 20, 2009
24.	323,487	July 21, 2009
25.	323,487	July 22, 2009
26.	323,487	July 23, 2009
27.	323,487	July 24, 2009
28.	323,487	July 27, 2009
29.	323,487	July 28, 2009
30.	323,497	July 29, 2009

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